Exhibit 9.1

509.624.9223	802 North Washington
mail@fruci.com	Spokane, WA 99201

March 8, 2021

Securities and Exchange Commission

100 F Street NE

Washington DC 20549

Re: Gatsby Digital, Inc.

We have read the statements under Item 4 of the Current Report on Form 1-U to be filed with the Securities and Exchange Commission on March 8, 2021 regarding the change of auditors. We agree with all statements pertaining to us. We have no basis to agree or disagree with the other statements made by the Company in the Form 1-U.

Sincerely,

/s/ Fruci & Associates II, PLLC

Fruci & Associates II, PLLC